EXHIBIT 26(d)(3)

                        INDIVIDUAL INCREASING TERM RIDER

[logo]PHOENIX         PHOENIX LIFE INSURANCE COMPANY
                      A STOCK COMPANY
--------------------------------------------------------------------------------
INDIVIDUAL INCREASING TERM RIDER
--------------------------------------------------------------------------------

This rider is a part of the policy to which it is attached in consideration of the application and the Monthly Charge for this rider as shown on the Schedule Pages of the policy. This rider provides an increasing term insurance benefit. Except as stated in this rider, it is subject to all of the provisions contained in the policy.

                              RIDER SPECIFICATIONS

POLICY NUMBER:                      [9730000]

INSURED:                            [John M. Doe]

RIDER ISSUE DATE:                   [April 1, 2006]

INITIAL RIDER INSURANCE AMOUNT:     [$0]

INCREASE FACTOR:                    [5%]

[ANNUAL ACCUMULATION RATE:          0.00%]

MAXIMUM INCREASE AMOUNT:            [$ 5,000,000]

INSURANCE INCREASE EXPIRY DATE:     [April 1, 2021]

RIDER EXPIRY DATE:                  [None]


                                   DEFINITIONS

RIDER ANNIVERSARY
The rider anniversary means the same day and month of each year as the Rider Issue Date.

RIDER YEAR
Rider years shall be measured from the Rider Issue Date.

CONSUMER PRICE INDEX
The Consumer Price Index means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor. If the publication of the Consumer Price Index for All Urban Consumers is transferred to some other agency of the United States Government, the definition of the Consumer Price Index shall be changed to refer to such new agency. If the Consumer Price Index for All Urban Consumers is altered but is still in our opinion appropriate for this rider, it shall be used. If it is no longer published or is altered so that in our opinion it is no longer appropriate for this rider, the Current Ratio will remain constant at the latest computable value for the remaining time this rider is in force. However, if it can be adjusted so that in our opinion it becomes appropriate for this rider, the adjusted index shall be used.

CONSUMER PRICE INDEX CURRENT RATIO
The Consumer Price Index Current Ratio for any Rider Year is equal to:

a)  The Current Factor for that Rider Year less the Base Factor; divided by
b)  The Base Factor

However, the Current Ratio shall not exceed 200% for any Rider Year.



06ITR                                  1

The Base Factor is the Consumer Price Index for the month 4 months before the month in which this rider is issued.

The Current Factor for any Rider Year is the smaller of:

a) The Consumer Price Index for the month 4 months before the month in which the Rider Year begins; or
b)  125% of the Current Factor for the prior Rider Year.

Furthermore, the Current Factor for a given Rider Year will not be less than the Current Factor for any prior Rider Year.

TOTAL RIDER INSURANCE AMOUNT
The Total Rider Insurance Amount is equal to the Initial Rider Insurance Amount plus any insurance increases.

                                     GENERAL

RIDER DEATH BENEFIT
Upon receipt of due proof at our Main Administrative Office that the Insured died while this rider is in effect, we will pay the Rider Death Benefit, as described below, to the beneficiary of the policy. In no event will the Rider Death Benefit be less than zero.

The Rider Death Benefit is equal to the Total Rider Insurance Amount minus the excess, if any, of the policy's Minimum Death Benefit, as described in the policy, over the policy's total Face Amount.

After the Age [100] Anniversary, the Rider Death Benefit is equal to the Total Rider Insurance Amount minus the excess, if any, of the Policy Value over the policy's Total Face Amount.

SUICIDE EXCLUSION
If the Insured, whether sane or insane, dies by suicide within two years from the Rider Issue Date, (or within two years from any reinstatement of this rider) and while the rider is in force, our liability shall be limited to the Monthly Charges made for this rider.

If the Insured, whether sane or insane, dies by suicide within two years from any increase in Total Rider Insurance Amount, applied for by application, the increase in Total Rider Insurance Amount of this rider will cease and become void. The amount we pay is limited to the Monthly Charges made under this rider for the increase amount of coverage.

INCONTESTABILITY
This rider shall be incontestable after it has been in force during the Insured's lifetime for two years from the Rider Issue Date except for fraud, or any provision for reinstatement or rider change requiring evidence of insurability. In the case of reinstatement or increases in Total Rider Insurance Amount, applied for by application and requiring evidence of insurability, the incontestable period shall be two years from the effective date of such reinstatement or increase. Any increase in the Total Rider Insurance Amount subject to evidence of insurability, shall be considered a change for purposes of this Section.

While insurance is contestable, we may either rescind the insurance or deny a claim on the basis of:

1. a misstatement in the application or supplemental application for the policy or any Total Rider Insurance Amount increase; or

2. a misstatement in the reinstatement application if there has been a reinstatement of this rider.



06ITR                                  2

If we contest the validity of all or a portion of the Total Rider Insurance Amount provided under this rider, the amount we pay with respect to the contested amount will be limited to the sum of any Monthly Charges made under this rider for the contested portion of the Total Rider Insurance Amount. The portion of the Total Rider Insurance Amount that is contested will cease and then become void.

REINSTATEMENT OF THIS RIDER
If the policy terminates in accordance with the Grace Period provision in the policy, and it is reinstated in accordance with the reinstatement provision of the policy, you may reinstate this rider at that same time. The Total Rider Insurance Amount of this rider once it is reinstated will be equal to the Total Rider Insurance Amount of this rider on the date of termination. No further insurance increases will occur.

INSURANCE INCREASES
Subject to the limitations stated below, the Total Rider Insurance Amount will increase as follows:

         PREMIUMS PAID INCREASES
         If the Increase Factor under this rider is "Premiums Paid", as shown in the rider specifications, then the Total Rider Insurance Amount will increase by the premiums paid during the most recent Policy Month, less any amounts refunded to comply with any premium limitation specified in the policy. Any insurance increases under this rider will occur on the first Monthly Calculation Date following premium receipt as long as this rider is in effect.

         PREMIUMS PAID WITH INTEREST INCREASES
         If the Increase Factor under this rider is "Premiums Paid With Interest", as shown in the rider specifications, then the Total Rider Insurance Amount will increase by the premiums paid during the most recent Policy Month, less any amounts refunded to comply with any premium limitation specified in the policy, plus interest accrued during the most recent Policy Month on any prior insurance increases automatically provided under this option at the rider's annual accumulation rate shown in the rider specifications, Any insurance increases under this rider will occur on each Monthly Calculation Date that this rider is in effect.

         PERCENTAGE INCREASES
         If the Increase Factor under this rider is a percent, as shown in the rider specifications, then the Total Rider Insurance Amount will increase by the Increase Factor, shown in the rider specifications, multiplied by the sum of the previous year's Total Rider Insurance Amount and the policy's Total Face Amount. Any insurance increases under this rider will occur on each Rider Anniversary that this rider is in effect.

         DOLLAR INCREASES
         If the Increase Factor under this rider is a dollar amount, as shown in the rider specifications, then the Total Rider Insurance Amount will increase by the applicable dollar amount. Any insurance increases under this rider will occur on each Rider Anniversary that this rider is in effect.

         COST OF LIVING INCREASES
         If the Increase Factor under this rider is "Cost of Living," as shown in the rider specifications, then the Total Rider Insurance Amount will increase by the Consumer Price Index Current Ratio for the Rider Year multiplied by the sum of the previous year's Total Rider Insurance Amount and the policy's Total Face Amount. Any insurance increases under this rider will occur on each Rider Anniversary that this rider is in effect.

         VARYING SCHEDULE INCREASES
         If the Increase Factor under this rider is expressed as "Scheduled", in the rider specifications, then the amount of the insurance increase will be as shown in the schedule attached to this rider.


06ITR                                  3

INSURANCE INCREASE LIMITATIONS
The insurance increases will be subject to the following limitations.

  1. The total of all insurance increases cannot exceed the Maximum Increase Amount shown in the rider specifications;

  2. You may, by written request, decrease, but not increase, the applicable Increase Factor on any Rider Anniversary;

  3. If the Increase Factor is decreased for Percentage Increases or Dollar Increases, then the reduced percent or amount must be a whole percent or dollar amount and becomes a maximum cap for determining all future insurance increases;

  4.  You cannot change the type of Increase Factor;

  5. For Cost of Living Increases, you may, by written request, elect that no further insurance increases will thereafter be provided.

  6. Insurance increases will no longer be provided following the first of any of the following to occur:

      a. a withdrawal of Surrender Value;

      b. a requested policy face amount decrease;

      c. a requested decrease in the Total Rider Insurance Amount;

      d. the Insurance Increase Expiry Date

WITHDRAWALS OF SURRENDER VALUE AND FACE AMOUNT DECREASES
While this rider is in effect, notwithstanding the "Surrenders and Withdrawals" and "Reduction of Total Face Amount" provisions of the policy, any withdrawal or face amount reduction under the policy will be implemented by first reducing the Total Rider Insurance Amount. The Total Rider Insurance Amount will be reduced dollar for dollar by the amount of the withdrawal.

To the extent such withdrawals or face amount reductions decrease the Total Rider Insurance Amount to zero, any additional withdrawal or face amount reduction will reduce the policy's Total Face Amount and Policy Value in accordance with the terms of the underlying policy and attached riders. Any applicable Surrender Charge will be applied.

TOTAL RIDER INSURANCE AMOUNT DECREASES
You may, by written request, decrease the Total Rider Insurance Amount. Any such decrease will be effective on the Monthly Calculation Date following our receipt of such request.

MONTHLY CHARGE
The Monthly Charge for this rider is equal to the monthly cost of insurance rate per $1,000 of Rider Death Benefit, divided by 1000, for the Insured multiplied by the Rider Death Benefit. The Monthly Charge for the first month of the first year that this rider is in effect is shown on the policy's Schedule Pages. The Monthly Charge for the rider is deducted from the Policy Value as part of the monthly deduction for the policy.

The monthly cost of insurance rate is based on the Insured's age on the Rider Issue Date, Risk Classification, sex, and duration from such Rider Issue Date. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Monthly Cost of Insurance Rates attached to this rider, or such lower rate as we may declare.



06ITR                                  4

We review our cost of insurance rates for this rider on the same basis and frequency as we do for the cost of insurance rates for the policy to which it is attached. Such rates will never exceed the Table of Guaranteed Maximum Monthly Cost of Insurance Rates.

TERMINATION OF THIS RIDER
      This rider will terminate on the earliest of the following dates:

  1.  the date of surrender or termination of the policy;

  2.  the Rider Expiry Date;

  3.  the date of payment of the Rider Death Benefit;

  4. the date you request to change from Death Benefit Option A to Death Benefit Option B;

  5. the first Monthly Calculation Date following our receipt at our Main Administrative Office from you of a written request to cancel this rider.



                         Phoenix Life Insurance Company

                               [/s/John H. Beers]

                                   [Secretary]







06ITR                                  5

              GUARANTEED MONTHLY COST OF INSURANCE RATES PER 1,000

   ATTAINED                                                           ATTAINED
     AGE          MALE          FEMALE       UNISEX                     AGE         MALE         FEMALE        UNISEX
      0            0.2850        0.2192       0.2692                    34           0.2333       0.1967        0.2258
      1            0.1483        0.1325       0.1458                    35           0.2433       0.2042        0.2358
      2            0.1450        0.1292       0.1417                    36           0.2558       0.2142        0.2475
      3            0.1433        0.1275       0.1400                    37           0.2700       0.2258        0.2608
      4            0.1400        0.1267       0.1367                    38           0.2900       0.2400        0.2783
      5            0.1358        0.1250       0.1333                    39           0.3142       0.2558        0.3025
      6            0.1317        0.1233       0.1300                    40           0.3417       0.2742        0.3283
      7            0.1275        0.1217       0.1267                    41           0.3708       0.2983        0.3567
      8            0.1250        0.1208       0.1242                    42           0.4017       0.3225        0.3867
      9            0.1242        0.1200       0.1233                    43           0.4367       0.3467        0.4183
      10           0.1250        0.1192       0.1233                    44           0.4733       0.3725        0.4525
      11           0.1300        0.1208       0.1283                    45           0.5125       0.3983        0.4900
      12           0.1392        0.1233       0.1358                    46           0.5550       0.4250        0.5283
      13           0.1517        0.1267       0.1467                    47           0.5992       0.4542        0.5700
      14           0.1658        0.1308       0.1592                    48           0.6467       0.4850        0.6142
      15           0.1808        0.1350       0.1717                    49           0.7000       0.5192        0.6633
      16           0.1950        0.1392       0.1842                    50           0.7583       0.5558        0.7183
      17           0.2058        0.1425       0.1933                    51           0.8267       0.5958        0.7800
      18           0.2142        0.1458       0.2000                    52           0.9025       0.6417        0.8492
      19           0.2192        0.1483       0.2050                    53           0.9892       0.6908        0.9283
      20           0.2208        0.1508       0.2075                    54           1.0842       0.7425        1.0150
      21           0.2208        0.1525       0.2075                    55           1.1875       0.7942        1.1075
      22           0.2192        0.1542       0.2058                    56           1.2967       0.8450        1.2050
      23           0.2158        0.1558       0.2042                    57           1.4125       0.8942        1.3067
      24           0.2125        0.1583       0.2017                    58           1.5358       0.9425        1.4142
      25           0.2083        0.1600       0.1992                    59           1.6708       0.9967        1.5317
      26           0.2058        0.1625       0.1975                    60           1.8200       1.0617        1.6642
      27           0.2050        0.1658       0.1967                    61           1.9892       1.1417        1.8125
      28           0.2042        0.1692       0.1975                    62           2.1800       1.2450        1.9833
      29           0.2058        0.1725       0.1992                    63           2.3933       1.3683        2.1775
      30           0.2083        0.1767       0.2017                    64           2.6292       1.5083        2.3908
      31           0.2125        0.1808       0.2058                    65           2.8842       1.6567        2.6208
      32           0.2183        0.1850       0.2117                    66           3.1558       1.8100        2.8642
      33           0.2250        0.1908       0.2183                    67           3.4442       1.9642        3.1200


BASIS OF CALCULATIONS:
Male/Female: 1980 Commissioners Extended Term Insurance Mortality Smoker Composite Table (Age Last Birthday) for the Insured's sex and Age.

Unisex: 1980 Commissioners Extended Term Insurance Mortality Smoker Composite 80% Male Table (Age Last Birthday) for the Insured's Age.

The cost of insurance rates shown above do not apply to substandard risks. Higher cost of insurance rates will apply to Insureds who are classified as substandard.



06ITR                                  6

              GUARANTEED MONTHLY COST OF INSURANCE RATES PER 1,000

   ATTAINED                                                          ATTAINED
     AGE          MALE          FEMALE       UNISEX                     AGE        MALE         FEMALE        UNISEX


      68           3.7542        2.1225       3.3933                    85          17.2225      13.2483       15.9567
      69           4.0958        2.3000       3.6942                    86          18.6558      14.7142       17.3625
      70           4.4817        2.5092       4.0342                    87          20.1208      16.2692       18.8217
      71           4.9217        2.7658       4.4267                    88          21.6158      17.9158       20.3317
      72           5.4250        3.0842       4.8792                    89          23.1500      19.6667       21.9075
      73           5.9950        3.4658       5.3942                    90          24.7467      21.5425       23.5708
      74           6.6192        3.9058       5.9617                    91          26.4450      23.5817       25.3708
      75           7.2858        4.3942       6.5717                    92          28.3217      25.8583       27.3758
      76           7.9842        4.9242       7.2125                    93          30.5642      28.5358       29.7667
      77           8.7067        5.4900       7.8767                    94          33.5800      31.9833       32.9467
      78           9.4600        6.1017       8.5725                    95          38.1183      36.9442       37.6450
      79          10.2658        6.7783       9.3208                    96          45.6075      44.8367       45.2783
      80          11.1517        7.5475      10.1500                    97          58.6083      58.2008       58.4283
      81          12.1433        8.4317      11.0850                    98          80.7250      80.5958       80.6875
      82          13.2608        9.4525      12.1467                    99          83.3333      83.3333       83.3333
      83          14.4992       10.6058      13.3275                   100+          0.0000       0.0000        0.0000
      84          15.8300       11.8758      14.6058



BASIS OF CALCULATIONS:
Male/Female: 1980 Commissioners Extended Term Insurance Mortality Smoker Composite Table (Age Last Birthday) for the Insured's sex and Age.

Unisex: 1980 Commissioners Extended Term Insurance Mortality Smoker Composite 80% Male Table (Age Last Birthday) for the Insured's Age.

The cost of insurance rates shown above do not apply to substandard risks. Higher cost of insurance rates will apply to Insureds who are classified as substandard.







06ITR                                  7